Exhibit 10.1

EMPLOYMENT AGREEMENT
This sets forth the terms of the Employment Agreement (“Agreement”) made effective as of July 1, 2011 between Anaren, Inc. (“Anaren”), a New York corporation with common stock publicly traded on NASDAQ, and Lawrence A. Sala (“Mr. Sala” or “Employee”), an individual currently residing at 7152 Coronation Circle, Fayetteville, NY 13066.

IN CONSIDERATION of the mutual covenants and representations contained herein, and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1.           Employment.

(a)           Term.  Anaren shall continue to employ Mr. Sala, who shall continue to serve as President and Chief Executive Officer, for a sixty (60) month term commencing on July 1, 2011 and ending on June 30, 2016 (“Period of Employment”), subject to termination as provided in this Agreement.

(b)           Salary.  Mr. Sala’s annual Base Salary is currently $480,000 (“Base Salary”).  Employee’s Base Salary shall be determined by Anaren’s Compensation Committee and approved by Anaren’s Board of Directors based on the Company’s performance, but shall not be set below $480,000 annually.  Mr. Sala’s Base Salary is payable in accordance with Anaren’s regular payroll procedures.

(c)           Incentive Bonuses.  Mr. Sala shall be eligible to earn annual incentive bonuses with a target of one hundred percent (100%) of his Base Salary (“Target Bonus”) and a maximum of 150% of his Base Salary (“Maximum Bonus”) in effect for the applicable year pursuant to the terms of Anaren’s non-equity bonus plan which is annually approved by the Compensation Committee and the Board of Directors.  Upon termination of Mr. Sala’s employment pursuant to subparagraph 3(a), (b), (e) or paragraph 6, he shall be entitled to, in addition to any other benefits provided for in this Agreement (including Severance Compensation), a pro rata portion (based on his complete months of active employment in the applicable year) of the annual incentive bonus that is payable with respect to the year during which the termination occurs, or in the case of a termination upon Employee’s disability pursuant to subparagraph 3(b), six months after the disability period began.  Such pro rata portion shall be paid in a single lump sum on the later of the first day of the seventh calendar month that follows his termination of employment or the 15th day of the third calendar month that follows the fiscal year during which Employee’s termination occurs.

(d)           Successor Agreement.  Prior to June 30, 2016, the parties shall commence good faith negotiations for Mr. Sala’s continued employment after the end of the Period of Employment.  If the parties cannot agree on the terms of his continued employment, Mr. Sala’s employment shall be terminated as of June 30, 2016 and he shall be entitled to be paid, as “Severance Compensation”, an amount equal to the sum of (i) two and one half years of his then Base Salary, plus (ii) two and one half times his Target Bonus in effect for the year his employment ends in lieu of incentive bonuses that Mr. Sala could have earned had he remained employed for the period.  Payments required pursuant to the preceding sentence shall be paid in three substantially equal installments, with the first installment paid on the first day of the seventh month following the date Employee’s employment ends, and with the second and third installments paid on the last business day of the ninth and twelfth calendar month, respectively, following the date Employee’s employment ends.  For the 30-months following Mr. Sala’s termination, Mr. Sala shall be eligible to continue to participate in Anaren’s medical, dental, disability (short term and long term) and group term life insurance plans, but not in any other Anaren fringe benefit plan, as if he was an active, full time employee.  If Anaren is not able to provide the foregoing benefits on a tax-favored basis, Anaren shall instead pay to Mr. Sala the cash equivalent of such benefits, which cash equivalent amount shall be paid at the times and in the form of the other cash payments described in this subparagraph 1(d).

(e)           Clawback Policy.  Any incentive based compensation received by Mr. Sala shall be subject to Section 304 of the Sarbanes Oxley Act and any Clawback Policy Anaren’s Board of Directors may implement during the life of this Agreement.  To the extent Anaren is required to prepare an accounting restatement as a result of material non-compliance with securities laws, as determined by the Compensation Committee, and the incentive compensation is determined to have been based on erroneous financial results, Mr. Sala agrees to return to the Company the applicable incentive compensation.

2.           Duties During The Period Of Employment.  Mr. Sala shall have full responsibility, subject to the control of Anaren’s Board of Directors, for the management of all aspects of its business and operations, and the discharge of such other duties and responsibilities to Anaren as may from time to time be reasonably assigned to him by the Board of Directors.  Mr. Sala shall devote his best efforts to the affairs of Anaren, serve faithfully and to the best of his ability, and devote all of his working time and attention, knowledge, experience, energy and skill to the business of Anaren, except that Mr. Sala may affiliate with professional associations, civic organizations and the boards of directors of, SRC, Inc., a not-for-profit organization, Carlisle Companies, Incorporated and any not-for-profit organization.  Participation by Mr. Sala on any other board of a for-profit company may be permissible provided permission is requested, and granted, by the Board of Directors.  Mr. Sala shall continue to serve as a Director of Anaren’s Board of Directors provided he is duly elected by the shareholders, but shall receive only the compensation and other benefits described in this Agreement.

3.           Termination.  Mr. Sala’s employment shall be subject to termination as follows:

(a)           Expiration of the Term.  This Agreement shall terminate automatically at the expiration of the Period of Employment, unless the parties enter into a written agreement extending Employee’s employment.

(b)           Termination Upon Death or Disability.  This Agreement shall terminate upon Employee’s death or disability as follows:

(i)	This Agreement shall terminate automatically upon Employee’s death. In the event this Agreement is terminated as a result of Employee’s death, Anaren shall continue payments of Employee’s

Base Salary for a period of twenty-six (26) weeks following Employee’s death to the beneficiary designated by Employee on the “Beneficiary Designation Form” attached to this Agreement as Appendix A.

(ii)
Anaren may terminate this Agreement upon Employee’s Disability.  For the purpose of this Agreement, Employee’s inability to perform Employee’s regular duties by reason of physical or mental illness or injury for a period of twenty-six (26) successive weeks (“Disability Period”) shall constitute “Disability.”  The determination of Disability shall be made by a physician selected by Anaren and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, the determination of Disability shall be submitted to Arbitration in accordance with the rules of the American Arbitration Association, and the decision of the Arbitrator shall be binding on both parties.  During the Disability Period, Employee shall be entitled to 100% of Employee’s Base Salary pursuant to Anaren’s short term disability policy, reduced by any other benefits to which Employee may be entitled for the Disability Period on account of such Disability, including, but not limited to, benefits provided under New York’s Workers’ Compensation law.

(iii)
Upon termination of this Agreement due to Employee’s death or Disability, all restrictions on any Anaren stock granted to Employee shall be waived and Employee (or his beneficiary) shall be free to dispose of any such stock previously granted to Employee.  Additionally, Anaren shall treat as immediately exercisable each unexpired stock option held by Employee that is not exercisable or that has not been fully exercised, so as to permit Employee (or his beneficiary) to purchase any portion or all of the Anaren common stock not yet purchased pursuant to each such option until the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the date the option was granted.

(c)           Termination by Anaren for Cause.  Anaren may terminate Employee’s employment immediately for “cause” by written notice to him.  For purpose of this Agreement, termination shall be for “cause” if the termination results from any of the following events:

(i)	material breach of this Agreement;

(ii)	material violation of Anaren’s Code of Ethics and Business Conduct Policy;

(iii)	documented misconduct as an executive or director of Anaren;

(iv)	conviction of a felony;

(v)	documented failure to follow the reasonable, written instructions of the Board of Directors; or

(vi)	any knowing and material violation of the Security and Exchange Commission’s or NASDAQ’s rules or regulations.

Notwithstanding any other term or provision of this Agreement to the contrary, if Employee’s employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary will be paid to Employee through the date of termination.

(d)           Termination by Employee for Good Reason.  Employee’s employment may be terminated by Employee for “good reason”.  For purposes of this Agreement “good reason” shall mean:

(i)
the involuntary assignment to Employee of any duties that are materially inconsistent with Employee’s position (including any change in his status, offices, and titles), authority, duties, responsibilities as contemplated by paragraphs 1 and 2 of this Agreement;

(ii)	elimination or reduction of Employee’s Target Bonus opportunity as currently provided in paragraph 1(c).

(iii)	required to work on a regular basis more than 40 miles from the Company’s current headquarters; or

(iv)
any failure by Anaren to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Anaren promptly after receipt of notice thereof given by Employee.

(e)           Termination by Anaren for Reasons Other Than Cause or by Employee for Good Reason.  In the event Anaren terminates Employee for reasons other than cause, or in the event Employee terminates employment for good reason, Anaren shall pay/provide to Employee:

(i)	the Severance Compensation described in subparagraph 1(d) of this Agreement (which shall be paid at the times and in the form determined under subparagraph 1(d) of this Agreement), and

(ii)
the right to dispose of any restricted stock granted to Employee and to exercise each unexpired stock option held by Employee that is not exercisable or that has not been fully exercised, so as to permit the Employee to purchase any portion or all of the Anaren stock not yet purchased pursuant to each such option until the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the date the option was granted.

4.           Fringe Benefits.

(a)           Benefit Plans.  During the Period of Employment, Employee shall be eligible to participate, and receive from Anaren 10% of his Base Salary in Anaren’s Non-Qualified Deferred Compensation Plan for Certain Executive Employees, any employee pension benefit plans (as determined and defined under Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended), Anaren paid group life insurance plans, medical plans, dental plans, short term and long term disability plans, business travel insurance programs and other fringe benefit programs maintained by Anaren for the benefit of its executive employees.  Except as modified by this Agreement, participation in any of Anaren’s benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs.

(b)           Other Benefits.  During the Period of Employment, Employee shall be entitled to receive the following additional benefits:

(i)	up to $18,000, which will be paid to Employee each calendar year for Employee to pay premiums on life insurance policies owned by Employee.

(ii)	Anaren paid insurance premiums (currently $10,500) for supplemental disability insurance policies; and

(iii)	payment or reimbursement of up to $5,000 per calendar year for tax preparation, personal estate and/or financial planning expenses incurred by Employee.

Payments or reimbursements pursuant to this paragraph 4(b) shall be made on or before the 15th day of the third month that follows the date on which the payment is due or the expense was incurred.  Employee’s rights to payments and reimbursements pursuant to this paragraph 4(b) are not subject to liquidation or exchange for another benefit.

5.           Stock Options.

(a)           Prior Stock Option Grants.  Pursuant to Anaren’s 2004 Comprehensive Long-Term Incentive Plan (“Long-Term Incentive Plan”), Employee has been granted options to purchase shares of common stock of Anaren.  The parties hereby agree that the Long-Term Incentive Plan and any implementing option grant agreement shall be amended, if necessary, to incorporate specific terms of this Agreement regarding the exercise of options following Employee’s termination of employment.

(b)           Future Grants.  Employee shall, be eligible from time to time to receive restricted stock grants of Anaren common stock, and shall also be eligible to receive other equity based awards as determined by the Compensation Committee and approved by the Board of Directors, as provided under the Long-Term Incentive Plan and/or any successor plan.

6.           Change of Control.

(a)           If Employee’s employment with Anaren is terminated by Employee or Anaren, or its successor,for any reason other than cause within two years following a “change of control” that occurs during the Period of Employment, Anaren shall:

(i)
pay Employee a severance benefit equal to three years of the Base Salary in effect on the date his employment ends, plus three times his Target Bonus in effect for the year during which his employment ends (which shall be paid at the times and in the form determined under subparagraph 1(d));

(ii)
provide Employee health and dental insurance comparable to the scope of benefits provided to him while he was an active employee, at no cost to Employee, or a cash equivalent of such benefits, until the earlier of the date he commences employment with another employer, or the date Employee becomes eligible for retiree health benefits pursuant to Anaren’s retiree health insurance plan(s).  In the event Anaren, or its successor, does not maintain a retiree health insurance plan, or in the event Employee is not eligible to participate in a plan(s) maintained by Anaren or its successor on a tax-favored basis, Employee shall be entitled to reimbursement for medical and dental insurance premiums (family coverage or 1 plus 1, whichever is applicable) up to a maximum of $20,000 per year, up to age sixty-five (65).  Reimbursement shall be made on the 15th day of the third calendar month following the date the premium expense was incurred by Employee.

(iii)	provide Employee reimbursement for life insurance premiums paid by Employee pursuant to paragraph 4(b) (i) and disability insurance premiums provided in paragraph 4(b) (ii) for three years.

(iv)
treat as immediately exercisable each unexpired stock option that is not otherwise exercisable or that has not been fully exercised, so as to permit Employee to purchase any portion or all of the Anaren stock or successor stock not yet purchased pursuant to each such option until the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the date the option was granted; and

(v)	waive all restrictions on any Anaren stock granted to Employee so as to permit Employee to dispose of any such restricted stock.

Reimbursements pursuant to this paragraph 6(a) shall be made on or before the 15th day of the third month that follows the date on which the payment is due or the expense was incurred.  Employee’s rights to reimbursements pursuant to this paragraph 6(a) are not subject to liquidation or exchange for another benefit.

(b)           In the event that any payment or benefit received or to be received by Employee in connection with a change of control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter called “Total Benefits”) would be subject (in whole or part) to the excise tax imposed pursuant to Internal Revenue Code Section 4999, then the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of such excise tax.  If an agreement to restructure payments cannot be reached within sixty days of the date the first payment is due under this paragraph 6, then payment shall be made without restructuring.  However, the cash severance payments provided in this paragraph 6 shall first be reduced, and the other payments and benefits hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Benefits will be subject to such excise tax, but only if (i) is greater than or equal to (ii), where (i) equals the reduced amount of such Total Benefits minus the aggregate amount of federal, state and local income and employment taxes on such reduced Total Benefits, and (ii) equals the unreduced amount of such Total Benefits minus the sum of (A) the aggregate amount of federal, state and local income and employment taxes on such Total Benefits, and (B) the amount of excise tax to which Employee would be subject in respect of such unreduced Total Benefits.  (c)For purposes of this paragraph 6 a “change of control” shall be deemed to have occurred if:

(i)
during any 12-month period, any “person” including a “group” (as determined in accordance with Section 13D(3) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of Anaren representing 50% or more of the combined voting power of Anaren’s then outstanding securities;

(ii)
as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, a majority of members of Anaren’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Anaren’s Board of Directors before the date of the appointment or election;

(iii)
Anaren is merged or consolidated with another entity and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Anaren, other than (A) affiliates within the meaning of the Exchange Act or (B) any party to the merger or consolidation; or

(iv)	Anaren sells or otherwise transfers for value ownership of substantially all of its assets to another entity that is not controlled by or a shareholder of Anaren.

It is expressly understood that a “change of control” as contemplated by the provisions of this 6(c)(i-iv) shall be deemed to have occurred regardless whether Anaren’s Board of Directors approved the transaction resulting in the change of Anaren’s stock or asset ownership.

(c)           Amounts payable and benefits provided pursuant to this paragraph 6 shall not duplicate any other amounts or benefits payable or provided pursuant to this Agreement.

7.           Withholding.  Anaren shall deduct and withhold from compensation and benefits provided under this Agreement all legally required taxes and any benefit contributions required.

8.           Covenants.

(a)           Confidentiality.  Employee shall not, without the prior written consent of Anaren, disclose or use in any way, either during his employment by Anaren or thereafter, except as required in the course of his employment, any confidential business or technical information or trade secrets acquired in the course of Employee’s employment by Anaren.  Employee acknowledges and agrees that it would be difficult to fully compensate Anaren for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Anaren shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce this provision.  Anaren’s right to obtain injunctive relief shall not, however, diminish its right to claim and recover damages.  Employee commits to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Anaren or its affiliates, or any of its or their dealings, transactions or affairs which may come to Employee’s knowledge in the pursuance of its duties on behalf of Anaren.

(b)           No Competition.  Employee’s employment is subject to the condition that during the term of his Period of Employment and for a period of thirty-six (36) months from the date of the termination of his employment (the “Date of Termination”) Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any entity or business (“a Competitive Operation”) which principal business directly competes with Anaren on the Date of Termination.  Ownership by Employee of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

(c)           Non-Solicitation.  While Employee is employed by Anaren, and for a period of thirty-six (36) months after Employee’s employment ends, Employee shall not directly or indirectly solicit (other than on behalf of Anaren) business or contracts for any products or services of the type provided, developed or under development by Anaren during Employee’s employment, from or with any person or entity which was a customer of Anaren for such products or services as of, or within 24 months prior to, the date of Employee’s termination of employment, or any prospective customer which Anaren was soliciting as of, or within 24 months prior to, Employee’s termination.  Additionally, while Employee is employed, and for a period of thirty-six (36) months after Employee’s employment with Anaren ends, Employee will not directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by Anaren during Employee’s employment.  Employee will not at any time knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which Anaren was involved or was contemplating during his employment, including but not limited to relationships with customers, prospective customers, agents, contractors, vendors, service providers, and suppliers.

(d)           Non-Recruitment.  While Employee is employed by Anaren, and for a period of thirty-six (36) months after Employee’s employment ends, Employee shall not, directly or indirectly, solicit, recruit, or hire, or in any manner assist in the hiring, solicitation or recruitment of any of individual who is or was an employee of Anaren, within thirty-six (36) months prior to the termination of Employee’s employment.  Hiring of former employees who have been separated from employment by Anaren, or who respond to general classified advertisements by Employee shall not constitute a violation of this paragraph.

(e)           Affiliates of Anaren.  It is understood that the covenants described in this paragraph 8 shall be interpreted and applied to protect the business interests of Anaren and all its subsidiaries, and other affiliates.

(f)           Termination of Payments.  Upon the breach by Employee of any covenant under this paragraph 8, Anaren may offset and/or recover from Employee immediately any and all severance compensation paid or payable to Employee, in addition to any and all other remedies available to Anaren under law or in equity.

9.           Notices.  Any notice which may be given hereunder shall be sufficient if in writing and mailed by certified mail, return receipt requested, to Employee at his residence and to Anaren at P.O. Box 178, 6635 Kirkville Road, E. Syracuse, New York 13057 or at such other addresses as either party may, by similar notice, designate.

10.           Rules, Regulations and Policies.  Employee shall abide by and comply with all of the rules, regulations, and policies of Anaren, including without limitation Anaren’s policy of strict adherence to, and compliance with, any and all requirements of the Security and Exchange Commission and the NASDAQ.

11.           Construction and Severability.  The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, such invalid provision(s) shall be modified to the extent necessary to render the provision(s) valid and consistent with the original intent of the parties.

12.           Assignability and Successors.  This Agreement may not be assigned by Employee or Anaren, except that this Agreement shall be binding upon, and shall inure to the benefit of the successor of Anaren through merger, acquisition, corporate reorganization, or any other business combination.

13.           General Release.  As a condition to Anaren’s obligation to provide the payments and benefits to Employee in the event of Employee’s separation from employment, either voluntarily or involuntarily, Employee must first execute a General Release that releases and discharges Anaren, its officers, directors and employees, from all claims of any type arising out of Employee’s employment or the termination of employment.

14.           Miscellaneous.

(a)           This Agreement constitutes the entire understanding and agreement between the parties with respect to Employee’s employment with Anaren and shall supersede all prior understandings and agreements, including the employment agreement dated as of July 1, 2006.

(b)           This Agreement cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by the parties.

(c)           The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Anaren (or any successor or assigns of Anaren), in addition to any other legal remedies available to it, to apply to the court identified in paragraph 15 below.

(d)           This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.  However, Anaren makes no representation that the terms of this Agreement or benefits provided pursuant to this Agreement will comply with Internal Revenue Code Section 409A and makes no undertaking to prevent Internal Revenue Code Section 409A from applying to the benefits provided pursuant to this Agreement or to mitigate the effects of Internal Revenue Code Section 409A on any benefits provided pursuant to this Agreement.

15.           Counterparts.  This Agreement may be executed in counterparts, which together shall constitute one in the same instrument.

16.           Jurisdiction and Venue.  The jurisdiction of any proceeding between the parties arising out of, or with respect to this Agreement, shall be with New York State Supreme Court, and venue shall be in Onondaga County.  Each party shall be subject to the personal jurisdiction of Onondaga County Supreme Court.

ANAREN, INC.

By:           /s/ Carl W. Gerst, Jr.
Carl W. Gerst, Jr.,
Vice Chairman of the Board

Date:       June 28, 2011

/s/ Lawrence A. Sala
Lawrence A. Sala, President and CEO

Date:       June 28, 2011